EXHIBIT 99.1

ePlus Reports Third Quarter and First Nine Months Financial Results

Double Digit Third Quarter Operating Income Growth on Steady Sales

Third Quarter Fiscal Year 2021

• Net sales decreased 0.3% to $427.6 million; technology segment net sales increased 1.2% to $415.6 million; service revenues increased 3.3% to $52.1 million.
• Adjusted gross billings increased 0.3% to $587.8 million.
• Consolidated gross profit decreased 5.3% to $98.2 million.
• Consolidated gross margin was 23.0%, a decrease of 120 basis points.
• Net earnings increased 10.7% to $21.6 million.
• Adjusted EBITDA increased 8.0% to $34.4 million.
• Diluted earnings per share increased 11.0% to $1.62. Non-GAAP diluted earnings per share increased 9.1% to $1.79.

First Nine Months Fiscal Year 2021

• Net sales decreased 0.5% to $1,215.7 million; technology segment net sales decreased 0.1% to $1,176.2 million; service revenues increased 3.5% to $149.3 million.
• Adjusted gross billings increased 1.3% to $1,735.3 million.
• Consolidated gross profit decreased 1.2% to $295.7 million.
• Consolidated gross margin was 24.3%, a decrease of 20 basis points.
• Net earnings increased 5.4% to $58.8 million.
• Adjusted EBITDA increased 3.0% to $98.7 million.
• Diluted earnings per share increased 5.5% to $4.39. Non-GAAP diluted earnings per share increased 1.6% to $4.97.

HERNDON, VA – February 3, 2021 – ePlus inc. (NASDAQ:  PLUS), a leading provider of technology and financing solutions, today announced financial results for the three and nine months ended December 31, 2020.

Management Comment

“We are very pleased with ePlus’ third quarter performance.  Our strategic focus on supporting customers’ hybrid work environments with customized cloud, collaboration and security solutions continues to gain relevance.  Net earnings increased 10.7% on flat revenues, driven by lower operating expenses and an increase in higher margin services revenues.  Security solutions increased to 23.3% of adjusted gross billings, compared to 20.3% the prior quarter, as customers prioritized  securing their remote workforce capabilities,” noted Mark Marron, president and chief executive officer.

“The demand for our annuity-type and managed services and security continues to demonstrate that our long-term strategic focus in these areas is delivering the right solutions and value to our customers.  Our technology segment’s operating income increased 41%, which more than offset a difficult quarter over quarter comparison in our financing segment.  While we expect operating costs will increase post-pandemic, we do anticipate certain sustainable cost savings, especially from real estate and travel and entertainment costs.”

Third Quarter Fiscal 2021 Results

For the third quarter ended December 31, 2020 as compared to the third quarter of the prior fiscal year ended December 31, 2019:

Consolidated net sales decreased 0.3% to $427.6 million, from $429.0 million.

Technology segment net sales increased 1.2% to $415.6 million, from $410.6 million due to an increase in sales of product and services. Service revenues increased 3.3% to $52.1 million, from $50.4 million due to an increase in managed services.  Adjusted gross billings increased 0.3% to $587.8 million from $586.3 million.

Financing segment net sales decreased 34.5% to $12.0 million, from $18.4 million due to lower transactional gains, as we had several large government-related transactions last year.

Consolidated gross profit decreased 5.3% to $98.2 million, from $103.7 million. Consolidated gross margin was 23.0%, down from 24.2% last year, primarily due to lower product margins, partially offset by higher service margins.

Operating expenses were $68.9 million, down 11.0% from $77.4 million last year, primarily due to decreases in salaries and benefits, travel expenses, and advertising & marketing.  Our headcount at the end of the quarter was 1,586, down 16 from a year ago and up 89 from the sequential quarter. The acquisition of System Management Planning, Inc. on December 31, 2020 added 102 employees to our headcount, of which 93 were customer-facing roles.

Consolidated operating income increased 11.4% to $29.3 million.

Our effective tax rate for the current quarter was 28.1%, lower than the prior year quarter of 28.3%.

Net earnings increased 10.7% to $21.6 million.

Adjusted EBITDA increased 8.0% to $34.4 million, from $31.9 million.

Diluted earnings per share was $1.62, compared with $1.46 in the prior year quarter. Non-GAAP diluted earnings per share was $1.79, compared with $1.64 last year.

First Nine Months Fiscal 2021 Results

For the nine months ended December 31, 2020 as compared to the nine months of the prior fiscal year ended December 31, 2019:

Consolidated net sales decreased 0.5% to $1,215.7 million, from $1,221.9 million.

Technology segment net sales decreased 0.1% to $1,176.2 million, from $1,176.9 million due to a larger portion of our sales that were recognized on a net basis. Service revenues increased 3.5% to $149.3 million, from $144.3 million primarily due to an increase in managed services.  Adjusted gross billings was $1,735.3 million, an increase of 1.3% from $1,713.8 million.

Financing segment net sales decreased 12.2% to $39.6 million, from $45.0 million, primarily due to a decrease in transactional gains.

Consolidated gross profit decreased 1.2% to $295.7 million, from $299.4 million. Consolidated gross margin was 24.3%, compared with 24.5% last year, due to lower gross margin in our financing segment.

Operating expenses were $212.9 million, down 4.1% from $222.0 last year, primarily due to a decrease in travel expenses, healthcare cost, advertising & marketing, and acquisition related expenses.

Consolidated operating income increased 6.9% to $82.7 million.

Our effective tax rate for the first nine months of the current year was 29.8%, higher than last year of 28.7%, due to an adjustment to the federal benefit from state taxes.

Net earnings increased 5.4% to $58.8 million.

Adjusted EBITDA increased 3.0% to $98.7 million, from $95.8 million.

Diluted earnings per share was $4.39, compared with $4.16 in the prior year quarter. Non-GAAP diluted earnings per share was $4.97, compared with $4.89 last year.

Balance Sheet Highlights

As of December 31, 2020, ePlus had cash and cash equivalents of $86.5 million, compared with $86.2 million as of March 31, 2020.  Inventory, which represents equipment ordered by customers but not yet delivered, increased 61.7% due to ongoing customer projects.  Total shareholders’ equity was $545.0 million, compared with $486.1 million as of March 31, 2020.  Total shares outstanding were 13.5 million on December 31, 2020 and March 31, 2020.

Summary and Outlook

“ePlus continues to execute on our strategy of providing premier technology solutions to our customers while expanding our offerings and our geographic footprint. The recent acquisition of System Management Planning (SMP) increases our presence in Upstate New York and the Northeast and adds to our existing collaboration expertise and staffing solutions, while building on our enterprise and state, local and education customer base.

“We will continue to utilize our strong financial position to add customer facing personnel, gain new customers, and adopt new technology solutions, both through prudent organic investments and acquisitions, to complement our geographic footprint and technology solutions portfolio, in support of long term, sustainable growth,” Mr. Marron concluded.

Recent Corporate Developments/Recognitions

•	In the month of January:
	o	ePlus announced the acquisition of the business of System Management and Planning, Inc. (SMP), an established provider of technology solutions and services in upstate New York and the Northeast.
•	In the month of December:
	o	ePlus announced that it has teamed up with the Garden of Dreams Foundation and the Radio City Rockettes creating an exclusive, one-of-a-kind holiday celebration, entitled Delivering Joy.
o
ePlus announced that it developed a methodology to help Amazon Web Services (AWS) customers accelerate adoption of the new AWS Gateway Load Balancer (GWLB) service, which makes it easy to deploy, scale, and manage third-party virtual appliances.

	o	ePlus announced participation with AWS on the launch of Professional Services in AWS Marketplace.
•	In the month of November:
	o	ePlus announced that it is the recipient of a Cisco® Partner Summit Digital Geographical Region award for Americas Technology Excellence Partner of the Year: Data Center.
	o	ePlus celebrated its 30th anniversary as a leading global technology and financing provider helping advise and enable customers to achieve more from their technology and flexible financing options.
•	In the month of October:
o
ePlus announced that it successfully completed multiple attestations for controls surrounding its Managed Services Center, Cloud Hosted Services, Service Desk and OneSource family of software products.

Conference Call Information

ePlus will hold a conference call and webcast at 4:30 p.m. ET on February 3, 2021:

In a new process, participants must pre-register in advance to listen or participate in the call.  Once registered, the call-in numbers will be provided by email.

Date:	February 3, 2021
Time:	4:30 p.m. ET
Pre-registration link:	http://www.directeventreg.com/registration/event/6852766
Webcast:	http://www.eplus.com/investors (live and replay)
Replay:	(800) 585-8367 (domestic) or (416) 621-4642 (international)
Passcode:	6852766

The replay of this webcast will be available approximately two hours after the call concludes and be available through February 10, 2021.

About ePlus inc.

ePlus is a leading consultative technology solutions provider that helps customers imagine, implement, and achieve more from their technology.  With the highest certifications from top technology partners and lifecycle services expertise across key areas including security, cloud, data center, collaboration, networking, and emerging technologies, ePlus transforms IT from a cost center to a business enabler.  Founded in 1990, ePlus has more than 1,500 associates serving a diverse set of customers in the U.S., Europe, and Asia-Pac.  The Company is headquartered at 13595 Dulles Technology Drive, Herndon, VA, 20171.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com.  Connect with ePlus on Facebook, LinkedIn, Twitter and Instagram.

ePlus, Where Technology Means More®.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.  The names of other companies and products mentioned herein may be the trademarks of their respective owners.

Forward-looking statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, the duration and impact of the COVID-19 pandemic and the efficacy of vaccine roll-outs, which could materially adversely affect our financial condition and results of operations and has resulted worldwide in governmental authorities imposing numerous unprecedented measures to try to contain the virus that has impacted and may further impact our workforce and operations, the operations of our customers, and those of our respective vendors, suppliers, and partners; national and international political instability fostering uncertainty and volatility in the global economy including an economic downturn, an increase in tariffs or adverse changes to trade agreements, exposure to fluctuation in foreign currency rates, interest rates and downward pressure on prices; reduction of vendor incentive programs; and restrictions on our access to capital necessary to fund our operations; our ability to successfully perform due diligence and integrate acquired businesses; disruptions or a security breach in our or our vendors’ or suppliers’ IT systems and data and audio communication networks, supply chains or other systems; the possibility of goodwill impairment charges in the future; significant adverse changes in, reductions in, or losses of relationships with one or more of our largest volume customers or vendors; a possible decrease in the capital spending budgets of our customers or a decrease in purchases from us; our ability to raise capital, maintain or increase as needed our lines of credit with vendors or floor planning facility, or obtain debt for our financing transactions; uncertainty regarding the phase out of LIBOR may negatively affect our operating results; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to implement comprehensive plans for the integration of sales forces, cost containment, asset rationalization, systems integration and other key strategies; the creditworthiness of our customers and our ability to reserve adequately for credit losses; our ability to secure our own and our customers’ electronic and other confidential information and remain secure during a cyber-security attack; future growth rates in our core businesses; the impact of competition in our markets; our reliance on third parties to perform some of our service obligations to our customers; the possibility of defects in our products or catalog content data; our ability to adapt to changes in the IT industry and/or rapid changes in product offerings, including the proliferation of the cloud, infrastructure as a service and software as a service; our ability to realize our investment in leased equipment; maintaining and increasing advanced professional services by recruiting and retaining highly skilled, competent personnel and vendor certifications; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

Contact:
Kleyton Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	December 31, 2020	March 31, 2020
ASSETS

Current assets:
Cash and cash equivalents	$86,463	$86,231
Accounts receivable—trade, net	460,385	374,998
Accounts receivable—other, net	34,355	36,570
Inventories	81,304	50,268
Financing receivables—net, current	126,692	70,169
Deferred costs	28,939	22,306
Other current assets	8,514	9,256
Total current assets	826,652	649,798

Financing receivables and operating leases—net	87,342	74,158
Property, equipment and other assets	43,387	32,596
Goodwill	126,945	118,097
Other intangible assets—net	41,628	34,464
TOTAL ASSETS	$1,125,954	$909,113

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$159,175	$82,919
Accounts payable—floor plan	177,084	127,416
Salaries and commissions payable	33,197	30,952
Deferred revenue	68,466	55,480
Recourse notes payable—current	-	37,256
Non-recourse notes payable—current	62,021	29,630
Other current liabilities	31,095	22,986
Total current liabilities	531,038	386,639

Non-recourse notes payable—long term	6,312	5,872
Deferred tax liability—net	3,763	2,730
Other liabilities	39,832	27,727
TOTAL LIABILITIES	580,945	422,968

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock, $.01 per share par value; 2,000 shares authorized; none outstanding	-	-
Common stock, $.01 per share par value; 25,000 shares authorized; 13,503 outstanding at December 31, 2020 and 13,500 outstanding at March 31, 2020	145	144
Additional paid-in capital	150,624	145,197
Treasury stock, at cost, 993 shares at December 31, 2020 and 896 shares at March 31, 2020	(75,372)	(68,424)
Retained earnings	469,063	410,219
Accumulated other comprehensive income—foreign currency translation adjustment	549	(991)
Total Stockholders' Equity	545,009	486,145
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,125,954	$909,113

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019

Net sales
Product	$375,512	$378,569	$1,066,408	$1,077,667
Services	52,092	50,422	149,308	144,261
Total	427,604	428,991	1,215,716	1,221,928

Cost of sales
Product	297,514	293,209	827,111	832,135
Services	31,939	32,086	92,935	90,427
Total	329,453	325,295	920,046	922,562

Gross profit	98,151	103,696	295,670	299,366

Selling, general, and administrative	65,390	73,090	201,746	209,400
Depreciation and amortization	3,143	3,647	10,000	10,667
Interest and financing costs	355	694	1,179	1,898
Operating expenses	68,888	77,431	212,925	221,965

Operating income	29,263	26,265	82,745	77,401

Other income (expense)	813	997	1,095	912

Earnings before taxes	30,076	27,262	83,840	78,313

Provision for income taxes	8,438	7,712	24,996	22,477

Net earnings	$21,638	$19,550	$58,844	$55,836

Net earnings per common share—basic	$1.62	$1.47	$4.41	$4.19
Net earnings per common share—diluted	$1.62	$1.46	$4.39	$4.16

Weighted average common shares outstanding—basic	13,332	13,320	13,342	13,329
Weighted average common shares outstanding—diluted	13,378	13,378	13,402	13,410

Technology Segment
	Three Months Ended December 31,			Nine Months Ended December 31,
	2020	2019	Change	2020	2019	Change
	(in thousands)			(in thousands)

Net sales
Product	$363,478	$360,206	0.9%	$1,026,845	$1,032,620	(0.6%)
Services	52,092	50,422	3.3%	149,308	144,261	3.5%
Total	415,570	410,628	1.2%	1,176,153	1,176,881	(0.1%)

Cost of sales
Product	295,310	290,980	1.5%	820,859	825,509	(0.6%)
Services	31,939	32,086	(0.5%)	92,935	90,427	2.8%
Total	327,249	323,066	1.3%	913,794	915,936	(0.2%)

Gross profit	88,321	87,562	0.9%	262,359	260,945	0.5%

Selling, general, and administrative	62,377	67,759	(7.9%)	190,519	197,615	(3.6%)
Depreciation and amortization	3,115	3,619	(13.9%)	9,916	10,555	(6.1%)
Interest and financing costs	-	-	nm	266	-	nm
Operating expenses	65,492	71,378	(8.2%)	200,701	208,170	(3.6%)

Operating income	$22,829	$16,184	41.1%	$61,658	$52,775	16.8%
Adjusted gross billings	$587,825	$586,308	0.3%	$1,735,283	$1,713,755	1.3%
Adjusted EBITDA	$27,876	$21,687	28.5%	$77,312	$70,895	9.1%

Technology Segment Net Sales by Customer End Market
	Twelve Months Ended December 31,
	2020	2019	Change

Telecom, Media, & Entertainment	23%	17%	6%
Technology	18%	22%	(4%)
SLED	16%	17%	(1%)
Healthcare	14%	15%	(1%)
Financial Services	13%	14%	(1%)
All others	16%	15%	1%
Total	100%	100%

Financing Segment
	Three Months Ended December 31,			Nine Months Ended December 31,
	2020	2019	Change	2020	2019	Change
	(in thousands)			(in thousands)

Net sales	$12,034	$18,363	(34.5%)	$39,563	$45,047	(12.2%)
Cost of sales	2,204	2,229	(1.1%)	6,252	6,626	(5.6%)
Gross profit	9,830	16,134	(39.1%)	33,311	38,421	(13.3%)

Selling, general, and administrative	3,013	5,331	(43.5%)	11,227	11,785	(4.7%)
Depreciation and amortization	28	28	0.0%	84	112	(25.0%)
Interest and financing costs	355	694	(48.8%)	913	1,898	(51.9%)
Operating expenses	3,396	6,053	(43.9%)	12,224	13,795	(11.4%)

Operating income	$6,434	$10,081	(36.2%)	$21,087	$24,626	(14.4%)
Adjusted EBITDA	$6,519	$10,169	(35.9%)	$21,358	$24,933	(14.3%)

ePlus inc. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP INFORMATION

We included reconciliations below for the following non-GAAP information: (i) Adjusted Gross Billings, (ii) Adjusted EBITDA, (iii) Segment Adjusted EBITDA, (iv) non-GAAP Net Earnings and (v) non-GAAP Net Earnings per Common Share - Diluted.

We define adjusted gross billings as our technology segment net sales calculated in accordance with GAAP, adjusted to exclude the costs incurred related to sales of third-party maintenance, software assurance and subscription/SaaS licenses, and services.

We define adjusted EBITDA as net earnings calculated in accordance with GAAP, adjusted for the following: interest expense, depreciation and amortization, share based compensation, acquisition and integration expense, provision for income taxes, and other income (expense). Segment adjusted EBITDA is defined as operating income calculated in accordance with GAAP, adjusted for interest expense, share based compensation, acquisition and integration expenses, and depreciation and amortization. We consider the interest on notes payable from our financing segment and depreciation expense presented within cost of sales, which includes depreciation on assets financed as operating leases, to be operating expenses.

Non-GAAP net earnings and non-GAAP net earnings per common share – diluted are based on net earnings calculated in accordance with GAAP, adjusted to exclude other income (expense), share based compensation, and acquisition related amortization expense, and the related tax effects.

Our use of non-GAAP information as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in our industry, might calculate non-GAAP adjusted gross billings, adjusted EBITDA, non-GAAP net earnings and non-GAAP net earnings per common share or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
	(in thousands)

Technology segment net sales	$415,570	$410,628	$1,176,153	$1,176,881
Costs incurred related to sales of third-party maintenance, software assurance and subscription / SaaS licenses, and services	172,255	175,680	559,130	536,874
Adjusted gross billings	$587,825	$586,308	$1,735,283	$1,713,755

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Consolidated
Net earnings	$21,638	$19,550	$58,844	$55,836
Provision for income taxes	8,438	7,712	24,996	22,477
Depreciation and amortization [1]	3,143	3,647	10,000	10,667
Share based compensation	1,756	1,944	5,427	6,021
Acquisition and integration expense	233	-	232	1,739
Interest and financing costs	-	-	266	-
Other (income) expense [2]	(813)	(997)	(1,095)	(912)
Adjusted EBITDA	$34,395	$31,856	$98,670	$95,828

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
	(in thousands)
Technology Segment
Operating income	$22,829	$16,184	$61,658	$52,775
Depreciation and amortization [1]	3,115	3,619	9,916	10,555
Share based compensation	1,699	1,884	5,240	5,826
Acquisition and integration expense	233	-	232	1,739
Interest and financing costs	-	-	266	-
Adjusted EBITDA	$27,876	$21,687	$77,312	$70,895

Financing Segment
Operating income	$6,434	$10,081	$21,087	$24,626
Depreciation and amortization [1]	28	28	84	112
Share based compensation	57	60	187	195
Adjusted EBITDA	$6,519	$10,169	$21,358	$24,933

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019
	(in thousands)
GAAP: Earnings before taxes	$30,076	$27,262	$83,840	$78,313
Share based compensation	1,756	1,944	5,427	6,021
Acquisition and integration expense	233	-	232	1,739
Acquisition related amortization expense [3]	1,986	2,421	6,386	6,953
Other (income) expense [2]	(813)	(997)	(1,095)	(912)
Non-GAAP: Earnings before taxes	33,238	30,630	94,790	92,114

GAAP: Provision for income taxes	8,438	7,712	24,996	22,477
Share based compensation	493	553	1,621	1,736
Acquisition and integration expense	65	-	65	506
Acquisition related amortization expense [3]	541	668	1,856	1,938
Other (income) expense [2]	(228)	(283)	(314)	(258)
Tax benefit on restricted stock	-	39	(40)	87
Non-GAAP: Provision for income taxes	9,309	8,689	28,184	26,486

Non-GAAP: Net earnings	$23,929	$21,941	$66,606	$65,628

	Three Months Ended December 31,		Nine Months Ended December 31,
	2020	2019	2020	2019

GAAP: Net earnings per common share – diluted	$1.62	$1.46	$4.39	$4.16

Share based compensation	0.10	0.10	0.29	0.32
Acquisition and integration expense	0.01	-	0.01	0.09
Acquisition related amortization expense [3]	0.10	0.14	0.33	0.38
Other (income) expense [2]	(0.04)	(0.05)	(0.05)	(0.05)
Tax benefit on restricted stock	-	(0.01)	-	(0.01)
Total non-GAAP adjustments – net of tax	0.17	0.18	0.58	0.73

Non-GAAP: Net earnings per common share – diluted	$1.79	$1.64	$4.97	$4.89

[1] Amount consists of depreciation and amortization for assets used internally.
[2] Interest income and foreign currency transaction gains and losses.
[3] Amount consists of amortization of intangible assets from acquired businesses.